Exhibit 99.1

PAPA JOHNS ANNOUNCES THIRD QUARTER 2025 FINANCIAL RESULTS

Flat Total Global Comparable Sales
North America Comparable Sales Decreased 3%; International Comparable Sales Increased 7%
Diluted EPS of $0.13; Adjusted Diluted EPS of $0.32(a)
Updates Fiscal 2025 Outlook

Louisville, Kentucky (November 6, 2025) – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns®”) (the “Company”) today announced financial results for the third quarter ended September 28, 2025.

Highlights
•Global system-wide restaurant sales were $1.21 billion, a 2%(b) increase compared with the prior year period driven by higher International comparable sales and trailing twelve-month net restaurant growth.
•North America comparable sales decreased 3% from a year ago as comparable sales from both Domestic Company-owned restaurants and North America franchised restaurants were down 3%; International comparable sales increased 7% compared with the prior year third quarter.
•Opened 45 new restaurants system-wide, comprised of 18 restaurant openings in North America and 27 restaurant openings in International markets, including two new restaurants in India.
•Total revenues of $508 million were flat compared with the prior year third quarter.
•Net income was $4 million compared with $42 million in the prior year third quarter and adjusted EBITDA(a) was $48 million compared with $50 million in the prior year quarter.
•Diluted earnings per common share was $0.13 compared with $1.27 in the prior year third quarter; adjusted diluted earnings per common share(a) was $0.32 compared with $0.43 last year.
•At least $25 million of G&A savings identified through ongoing review of cost structure, in addition to at least $50 million of supply chain savings previously identified. Expects to fully realize these savings by fiscal year 2028. Supply chain savings expected to produce approximately 100-basis points of restaurant-level profitability improvement across both franchise and Company-owned restaurants.
•Company accelerating refranchising program over the next two years.

CEO Commentary
“Our third quarter results reflect strong performance and building momentum of our transformation work in International markets, offset by softer North American sales given current consumer sentiment and a promotional QSR marketplace. We are sharpening our value proposition and rebuilding our innovation pipeline to add new sales layers to our business. This relentless flow of innovation will allow us to better respond to consumer needs, leveraging our competitive advantages of quality, craftsmanship, and freshness at an accessible price,” said Todd Penegor, President and CEO.

“As we execute our transformation strategy, we are also strengthening our competitiveness in strategic markets and developing a world-class technology platform to differentiate the customer experience. Concurrently, we are taking action to remove non-customer facing costs from the business and build a more nimble, efficient organization. We have identified substantial savings, and we expect to identify additional efficiency opportunities as our review progresses. Papa Johns is a strong brand with a healthy balance sheet, and I’m confident that the work underway will position us to drive sustainable, profitable growth and create value for our customers, franchisees, and shareholders,” Penegor added.
(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b) Growth rate excludes the impact of foreign currency.

Financial Highlights

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	September 28, 2025	September 29, 2024	Increase (Decrease)	September 28, 2025	September 29, 2024	Increase (Decrease)
Total revenues	$508,154	$506,807	$1,347	$1,555,629	$1,528,617	$27,012
Net income	$4,473	$41,788	$(37,315)	$23,487	$69,238	$(45,751)
Adjusted EBITDA(a)	$47,759	$49,929	$(2,170)	$149,998	$169,414	$(19,416)
Diluted earnings per common share	$0.13	$1.27	$(1.14)	$0.69	$2.09	$(1.40)
Adjusted diluted earnings per common share(a)	$0.32	$0.43	$(0.11)	$1.09	$1.71	$(0.62)

Results for the three and nine months of 2025 are not directly comparable with the prior year periods, as year-over-year comparisons are impacted by the UK restaurant closures and refranchising transactions that occurred in the second and third quarters of 2024, as well as the sale of two Quality Control Center (“QC Center”) properties in the prior year third quarter.

Third Quarter 2025 Results
Revenue: Total revenues of $508.2 million increased $1.3 million, or 0.3%, in the third quarter of 2025 compared with the prior year period, reflecting improved performance in International markets, partially offset by lower performance in North America. The increase in revenues was mostly attributable to a $1.9 million increase in Other revenues, primarily reflecting higher digital fees, a $1.2 million increase in Franchise royalties and fees, primarily driven by an increase in franchise revenues from our International franchisees due to higher comparable sales, and a $0.6 million increase in Commissary revenues, primarily driven by higher volumes and pricing.

The above increases were partially offset by a $2.7 million decrease in Company-owned restaurant revenues, largely attributable to a $3.5 million decrease in revenues from our Domestic Company-owned restaurants, primarily due to lower comparable sales and the refranchising of 15 restaurants in the prior year, partially offset by an $0.8 million increase at our Company-owned restaurants in the UK driven by improved performance.

System-wide sales: For the third quarter of 2025, Global system-wide restaurant sales were $1.21 billion, up 2%(b) compared with the prior year third quarter, driven by higher International comparable sales and 1% global net restaurant growth on a trailing twelve-month basis. North America system-wide sales decreased 1%(b) to $879.8 million and International system-wide sales increased 10%(b) to $331.5 million in the third quarter of 2025, compared with the prior year period.

Net income: Third quarter Net income was $4.5 million, a $37.3 million decrease compared with the prior year third quarter, primarily due to a pre-tax gain of $41.3 million associated with the sale of two QC Center properties in the prior year third quarter. Additionally, Net income was impacted by higher D&A expense compared with the prior year period, primarily driven by $6.1 million of accelerated depreciation related to the Company’s development and deployment of technology improvements and related anticipated retirement of legacy technology assets, along with higher G&A expenses primarily related to approximately $4.4 million of incremental investments in marketing and $2.4 million of higher management incentive compensation costs. Net income also reflects slightly lower interest expense driven by lower average interest rates during the quarter and lower tax expense, due to lower pre-tax income, compared with the third quarter of 2024.

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.
(b) Growth rate excludes the impact of foreign currency.

Adjusted EBITDA: Adjusted EBITDA(a) was $47.8 million, a $2.2 million decrease from the prior year third quarter. The decrease was primarily attributable to higher G&A expenses largely related to incremental investments in marketing along with $2.4 million of higher variable incentive compensation costs, partially offset by outperformance in International and commodity deflation at our North America commissaries.

Earnings per share: Diluted earnings per common share was $0.13 for the third quarter of 2025 compared with $1.27 in the third quarter of 2024. Adjusted diluted earnings per common share(a) was $0.32 for the third quarter of 2025 compared with $0.43 in the third quarter of 2024. These changes were primarily driven by the pre-tax gain of $41.3 million associated with the sale of two QC Center properties in the prior year third quarter and other factors impacting Net income and adjusted EBITDA(a) as discussed above.

Refer to the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the SEC for additional information concerning our operating results for the three and nine months ended September 28, 2025.

Global Restaurant Sales Information
Global restaurant and comparable sales information for the three and nine months ended September 28, 2025, compared with the three and nine months ended September 29, 2024 are as follows (See “Supplemental Information and Financial Statements” below for related definitions):

	Three Months Ended		Nine Months Ended
Amounts below exclude the impact of foreign currency	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Comparable sales growth (decline):
Domestic Company-owned restaurants	(3.1)%	(6.7)%	(2.5)%	(4.6)%
North America franchised restaurants	(2.6)%	(5.3)%	(1.3)%	(3.4)%
North America restaurants	(2.7)%	(5.6)%	(1.5)%	(3.6)%
International restaurants	7.1%	(2.8)%	4.7%	(1.8)%
Total comparable sales growth (decline)	(0.2)%	(4.9)%	(0.0)%	(3.2)%
System-wide restaurant sales growth (decline):
Domestic Company-owned restaurants	(2.1)%	(4.8)%	(1.2)%	(2.8)%
North America franchised restaurants	(0.8)%	(3.8)%	1.1%	(2.4)%
North America restaurants	(1.1)%	(4.0)%	0.6%	(2.5)%
International restaurants	10.3%	0.0%	7.5%	2.2%
Total global system-wide restaurant sales growth (decline)	1.8%	(3.0)%	2.3%	(1.4)%

(a) Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” for a reconciliation to the most comparable U.S. GAAP measures.

Global Restaurants
As of September 28, 2025, there were 5,994 Papa Johns restaurants operating in 51 countries and territories, as follows:

Third Quarter	Domestic Company-owned	Franchised North America	Total North America	International Company-owned	International Franchised	Total International	System-wide
Beginning - June 29, 2025	541	2,976	3,517	13	2,459	2,472	5,989
Opened	4	14	18	—	27	27	45
Closed	—	(28)	(28)	—	(12)	(12)	(40)
Ending - September 28, 2025	545	2,962	3,507	13	2,474	2,487	5,994
Net restaurant growth/(decline)	4	(14)	(10)	—	15	15	5
Trailing four quarters net restaurant growth	8	45	53	—	33	33	86

Free Cash Flow
Free cash flow, a non-GAAP financial measure which the Company defines as net cash provided by operating activities (from the Condensed Consolidated Statements of Cash Flows) less the purchases of property and equipment, excluding purchases of property and equipment related to damages from natural disasters, was $59.2 million for the nine months ended September 28, 2025, compared with $9.0 million in the prior year period. The year-over-year change primarily reflects timing of cash payments for the Company’s National Marketing Fund and favorable changes in working capital, lower cash taxes, and lower spending related to our International transformation initiatives.

	Nine Months Ended
(in thousands)	September 28, 2025	September 29, 2024
Net cash provided by operating activities	$106,192	$55,884
Purchases of property and equipment	(47,002)	(46,931)
Free cash flow	$59,190	$8,953

We view free cash flow as an important financial measure because it is one factor that management uses in determining the amount of cash available for discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP measures.

Cash Dividend
The Company paid cash dividends of $15.3 million ($0.46 per common share) in the third quarter of 2025. On October 29, 2025, our Board of Directors declared a fourth quarter dividend of $0.46 per common share. The dividend will be paid on November 28, 2025 to stockholders of record as of the close of business on November 17, 2025.

2025 Outlook
The Company is updating its 2025 annual guidance for the following metrics:

2025 Metric	Prior Outlook	Current Outlook
System-wide sales	Up 2% to 5%	Up 1% to 2%
North America comparable sales	Flat to Up 2%	Down 2% to 2.5%
International comparable sales	Up 2% to 4%	Up 5% to 6%
North America gross openings	85 to 115	85 to 95
International gross openings	180 to 200	180 to 200
Adjusted EBITDA (as defined below)	$200 million to $220 million	$190 million to $200 million
Depreciation and amortization	$70 million to $75 million	$80 million to $95 million
Adjusted Depreciation and amortization (as defined below)	NA	$70 million to $75 million
Interest expense	$40 million to $45 million	$40 million to $42 million
Effective tax rate	28% to 32%	27% to 30%
Capital expenditures	$75 million to $85 million	$75 million to $85 million

Adjusted EBITDA represents Net income before Net interest expense, Income tax expense, Depreciation and amortization, Stock-based compensation expense, and other adjustments that vary from period to period in accordance with the Company’s Non-GAAP policy. The Company believes adjusted EBITDA is a meaningful measure as it is widely used by analysts and investors to value the Company and its restaurants on a consistent basis. Adjusted EBITDA is not a term defined by GAAP, and is not intended to be a substitute for operating income, net income, or cash flows from operating activities, as defined under generally accepted accounting principles. As a result, our measure of adjusted EBITDA might not be comparable to similarly titled measures used by other companies. Adjusted depreciation and amortization represents depreciation and amortization expense excluding incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.

This release includes forward-looking projections for certain non-GAAP financial measures, including adjusted EBITDA and adjusted depreciation and amortization. The Company excludes certain expenses and benefits from adjusted EBITDA and adjusted depreciation and amortization that, due to the uncertainty and variability of the nature and amount of those expenses and benefits, the Company is unable to, without unreasonable effort or expense, provide a reconciliation to Net income of those projected measures.

Conference Call
Papa Johns will host a call with analysts today, November 6, 2025, at 8:00 a.m. Eastern Time. To access the conference call or webcast, please register online at: ir.papajohns.com/events-presentations. A replay of the webcast will be available two hours after the call and archived on the same web page.

About Papa Johns
Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with approximately 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements
Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to projections or guidance concerning business performance, revenue, earnings, cash flow, earnings per share, share repurchases, depreciation and amortization, interest expenses, tax rates, system-wide sales, adjusted EBITDA, the current economic environment, industry trends, consumer behavior and preferences, commodity and labor costs, currency fluctuations, profit margins, supply chain operating margin, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, franchisee profitability, restaurant acquisitions, restaurant closures, labor shortages, labor cost increases, changes in management, inflation, royalty relief, franchisee support and incentives, the effectiveness of our menu innovations and other business initiatives, investments in product, digital and technology innovation and investments, marketing efforts and investments, liquidity, compliance with debt covenants, impairments, strategic decisions and actions, changes to our national marketing fund, changes to our commissary model, dividends, effective tax rates, regulatory changes and impacts, impacts of tariffs, insurance recoveries for damages related to natural disasters, repositioning of the UK market, International restructuring plans, including timing of completion, expected benefits and costs, International consumer demand, adoption of new accounting standards, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including but not limited to risks related to: deteriorating economic conditions and softening consumer sentiment in U.S. and international markets; labor shortages at Company and/or franchised restaurants and our quality control centers; increases in labor costs, changes in commodity costs, supply chain incentive-based rebates, or sustained higher other operating costs, including as a result of supply chain disruption, inflation, increased tariffs, trade barriers, immigration policies, or climate change; the effectiveness of new branding initiatives, advertising and marketing campaigns, and promotions, including alignment with and execution by our franchisees; aggressive pricing or other marketing or promotional strategies by competitors; the potential for delayed new restaurant openings, both domestically and internationally, or lower net unit development due to changing circumstances outside of our control; the increased risk of phishing, ransomware and other cyber-attacks; risks and disruptions to the U.S. and global economy and our business related to geopolitical conflicts including conflicts in Ukraine and the Middle East, and risks related to a possible economic recession or downturn or prolonged U.S. government shutdown that could reduce consumer spending or demand.

These and other risks, uncertainties and assumptions that are involved in our forward-looking statements are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 29, 2024. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

* * * *

For more information about the Company, please visit www.papajohns.com.

Contact
Papa Johns Investor Relations
investor_relations@papajohns.com

Source: Papa John’s International, Inc.

Supplemental Information and Financial Statements

Definitions
“Comparable sales” represents sales for the same base of restaurants for the same fiscal periods. “Comparable sales growth (decline)” represents the change in year-over-year comparable sales. “Global system-wide restaurant sales” represents total restaurant sales for all Company-owned and franchised restaurants open during the comparable periods, and “Global system-wide restaurant sales growth (decline)” represents the change in global system-wide restaurant sales year-over-year. Comparable sales, Comparable sales growth (decline), Global system-wide restaurant sales and Global system-wide sales growth (decline) exclude franchisees for which we suspended corporate support.

We believe Domestic Company-owned, North America franchised, and International Comparable sales growth (decline) and Global system-wide restaurant sales information is useful in analyzing our results since our franchisees pay royalties and marketing fund contributions that are based on a percentage of franchise sales. Comparable sales and Global system-wide restaurant sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation. Franchise sales also generate commissary revenue in the United States and in certain international markets. Comparable sales growth (decline) and Global system-wide restaurant sales information is also useful for comparison to industry trends and evaluating the strength of our brand. Management believes the presentation of Global system-wide restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends and the impact of new unit growth without being impacted by swings in the external factor of foreign currency. Franchise restaurant sales are not included in the Company’s revenues.

Financial Statement Updates
The Company has implemented several financial statement changes to evolve and modernize our financial statements and footnotes to increase transparency and better reflect management’s key performance metrics. Financial results for the three and nine months ended September 29, 2024 have been updated to conform with the current presentation to classify revenues and expenses based on the nature of the underlying activities without regard to operating segment. Please refer to the Company’s Form 10-K for the year ended December 29, 2024 and Company’s Form 10-Q for the third quarter ended September 28, 2025 for further information on segments.

Additionally, during the year ended December 29, 2024, the Company updated its internal cost allocation methodology to better reflect current levels of time and effort spent managing our different segments. These updates resulted in a higher allocation of previously unallocated corporate expenses to primarily the North America franchising and International segments. This update in methodology does not impact total reported expenses, and was implemented prospectively beginning with the year ended December 29, 2024. The comparative information has been recast.

Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. GAAP, we provide certain non-GAAP measures, which present results on an adjusted basis. These are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and include the following: adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share. We believe that our non-GAAP financial measures enable investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they reflect metrics that our management team and Board utilize to evaluate our operating performance, allocate resources and administer employee incentive plans. The most directly comparable U.S. GAAP measures to adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted diluted earnings per common share are net income, net income attributable to common shareholders and diluted earnings per common share, respectively. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s U.S. GAAP results. The table below reconciles our GAAP financial results to our non-GAAP financial measures.

Reconciliation of GAAP Financial Results to Non-GAAP Financial Measures

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Net income	$4,473	$41,788	$23,487	$69,238
Income tax expense	1,753	12,812	10,531	25,347
Net interest expense	9,945	10,629	30,608	32,588
Depreciation and amortization	24,914	17,260	62,076	52,528
Stock-based compensation expense	4,639	3,358	12,132	5,903
International restructuring costs (a)	231	3,876	4,862	19,604
Other costs (b)	1,804	1,495	6,302	5,495
Gain on sale of QC Center properties (c)	—	(41,289)	—	(41,289)
Adjusted EBITDA	$47,759	$49,929	$149,998	$169,414

Net income attributable to common shareholders	$4,447	$41,808	$22,742	$68,687
International restructuring costs (a)	231	3,862	4,841	19,514
Accelerated software depreciation (d)	6,091	—	6,091	—
Other costs (b)	1,659	1,495	6,157	5,495
Gain on sale of QC Center properties (c)	—	(41,289)	—	(41,289)
Tax effect of adjustments (e)	(1,812)	8,121	(3,879)	3,679
Adjusted net income attributable to common shareholders	$10,616	$13,997	$35,952	$56,086

Diluted earnings per common share	$0.13	$1.27	$0.69	$2.09
International restructuring costs (a)	0.01	0.12	0.15	0.59
Accelerated software depreciation (d)	0.18	—	0.18	—
Other costs (b)	0.05	0.04	0.19	0.17
Gain on sale of QC Center properties (c)	—	(1.25)	—	(1.25)
Tax effect of adjustments (e)	(0.05)	0.25	(0.12)	0.11
Adjusted diluted earnings per common share	$0.32	$0.43	$1.09	$1.71

Footnotes to Non-GAAP Financial Measures
(a)Represents costs associated with the Company’s international transformation initiatives. For the three and nine months ended September 28, 2025, these costs are comprised primarily of losses on franchisee notes receivable, professional services and other related costs, and lease termination costs.
(b)For the three and nine months ended September 28, 2025, other costs is comprised of the following:
i.Losses on disposal of equipment incurred in connection with the termination of a COVID-era program that pre-purchased store equipment due to supply chain challenges;
ii.Costs associated with project-based strategic initiatives that are not related to our ongoing operations as well as transaction costs incurred in connection with the anticipated sale of our 70% interest in a joint venture operating 85 restaurants (refer to “Note 11. Divestitures” in the Company’s Form 10-Q for the quarter ended September 28, 2025 for additional details), of which approximately $0.1 million was attributable to noncontrolling interests, and;
iii.Costs incurred, net of anticipated insurance recoveries, arising from tornadoes that struck the Texas QC Center as well as the restaurant support center and QC Center in Louisville, Kentucky.
For the three and nine months ended September 29, 2024, represents a non-cash impairment charge related to fixed and intangible assets related to certain Domestic restaurants.
(c)Represents pre-tax gain on sale, net of transaction costs, realized upon the August 2, 2024 completion of the sale of our Texas and Florida QC Center properties. Refer to “Note 11. Divestitures” in the Company’s Form 10-Q for the quarter ended September 28, 2025 for additional details.
(d)Represents incremental depreciation expense related to the shortened useful life of legacy capitalized software assets due to the ongoing development and deployment of our new omnichannel platforms and other technology improvements.
(e)The tax effect on non-GAAP adjustments was calculated by applying the marginal tax rates of 22.7% for the three and nine months ended September 28, 2025 and 22.6% for the three and nine months ended September 29, 2024.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)	September 28, 2025	December 29, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$38,972	$37,955
Accounts receivable, net	104,384	101,677
Notes receivable, current portion	3,815	4,928
Income tax receivable	3,689	2,214
Inventories	35,761	35,245
Prepaid expenses and other current assets	53,272	48,586
Assets held for sale	30,949	—
Total current assets	270,842	230,605
Property and equipment, net	262,294	273,272
Finance lease right-of-use assets, net	36,295	28,761
Operating lease right-of-use assets, net	160,975	184,425
Notes receivable, less current portion, net	3,237	8,867
Goodwill	67,450	75,460
Other assets	83,004	87,562
Total assets	$884,097	$888,952

Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit
Current liabilities:
Accounts payable	$70,378	$61,842
Income and other taxes payable	9,632	11,987
Accrued expenses and other current liabilities	164,306	155,579
Current deferred revenue	12,555	15,519
Current finance lease liabilities	9,700	7,280
Current operating lease liabilities	25,724	25,756
Current portion of long-term debt	2,500	—
Liabilities held for sale	16,034	—
Total current liabilities	310,829	277,963
Deferred revenue	18,604	21,287
Long-term finance lease liabilities	28,312	22,885
Long-term operating lease liabilities	156,788	173,557
Long-term debt, less current portion, net	727,135	741,650
Other long-term liabilities	65,880	64,923
Total liabilities	1,307,548	1,302,265

Redeemable noncontrolling interests	925	903

Stockholders’ deficit:
Common stock ($0.01 par value per share; issued 49,296 at September 28, 2025 and 49,283 at December 29, 2024)	493	493
Additional paid-in capital	455,099	452,449
Accumulated other comprehensive loss	(6,733)	(8,456)
Retained earnings	219,041	241,717
Treasury stock (16,510 shares at September 28, 2025 and 16,637 shares at December 29, 2024, at cost)	(1,107,205)	(1,115,729)
Total stockholders’ deficit	(439,305)	(429,526)
Noncontrolling interests in subsidiaries	14,929	15,310
Total Stockholders’ deficit	(424,376)	(414,216)
Total Liabilities, Redeemable noncontrolling interests and Stockholders’ deficit	$884,097	$888,952

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Revenues:
Company-owned restaurant sales	$168,421	$171,097	$521,291	$546,988
Franchise royalties and fees	47,051	45,830	143,409	139,535
Commissary revenues	229,581	228,989	693,098	660,823
Other revenues	21,424	19,521	68,317	60,866
Advertising funds revenue	41,677	41,370	129,514	120,405
Total revenues	508,154	506,807	1,555,629	1,528,617
Costs and expenses:
Cost of sales	369,130	370,079	1,107,342	1,100,783
General and administrative expenses	56,478	12,883	191,763	127,806
Depreciation and amortization	24,914	17,260	62,076	52,528
Advertising funds expense	41,461	41,356	129,822	120,327
Total costs and expenses	491,983	441,578	1,491,003	1,401,444
Operating income	16,171	65,229	64,626	127,173
Net interest expense	(9,945)	(10,629)	(30,608)	(32,588)
Income before income taxes	6,226	54,600	34,018	94,585
Income tax expense (a)	(1,753)	(12,812)	(10,531)	(25,347)
Net income	4,473	41,788	23,487	69,238
Net (income) loss attributable to noncontrolling interests	234	20	(27)	(551)
Net income attributable to the Company	$4,707	$41,808	$23,460	$68,687

Net income attributable to common shareholders	$4,447	$41,808	$22,742	$68,687

Basic earnings per common share	$0.14	$1.28	$0.69	$2.10
Diluted earnings per common share	$0.13	$1.27	$0.69	$2.09

Basic weighted average common shares outstanding	32,889	32,745	32,834	32,701
Diluted weighted average common shares outstanding	33,043	32,930	32,962	32,850
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(a)    The signage of Income tax expense has been changed from the historic presentation for purposes of signage consistency with other expense items.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
(In thousands)	September 28, 2025	September 29, 2024
Operating activities
Net income	$23,487	$69,238
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for allowance for credit losses on accounts and notes receivable	5,669	2,936
Depreciation and amortization	62,076	52,528
Deferred income taxes	1,731	3,877
Stock-based compensation expense	12,132	5,903
Refranchising and impairment loss	8,127	17,433
Loss (gain) on disposal of property and equipment	2,771	(42,034)
Other	1,082	573
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,439)	(359)
Income tax receivable	(1,412)	232
Inventories	(1,544)	(207)
Prepaid expenses and other current assets	1,426	(1,278)
Other assets and liabilities	(972)	(5,923)
Accounts payable	8,134	(11,896)
Income and other taxes payable	(2,399)	(7,609)
Accrued expenses and other current liabilities	(2,087)	(9,551)
Deferred revenue	(4,739)	(2,073)
Advertising fund assets and liabilities	2,149	(15,906)
Net cash provided by operating activities	106,192	55,884
Investing activities
Purchases of property and equipment	(47,002)	(46,931)
Purchases of property and equipment related to damages from natural disasters	(5,121)	—
Insurance proceeds related to damages from natural disasters	3,300	—
Notes issued	—	(154)
Repayments of notes issued	5,703	3,148
Proceeds from dispositions and refranchising, net of cash transferred	831	49,012
Proceeds from investments	4,739	2,275
Other	(68)	98
Net cash (used in) provided by investing activities	(37,618)	7,448
Financing activities
Net repayments of revolving credit facilities	(210,042)	(31,589)
Proceeds from term loan	200,000	—
Debt issuance costs	(3,223)	—
Proceeds from exercise of stock options	397	1,021
Dividends paid to common stockholders	(45,817)	(45,381)
Tax payments for equity award issuances	(1,791)	(3,508)
Distributions to noncontrolling interests	(387)	(627)
Principal payments on finance leases	(7,455)	(6,778)
Other	110	278
Net cash used in financing activities	(68,208)	(86,584)
Effect of exchange rate changes on cash and cash equivalents	651	215
Change in cash and cash equivalents	1,017	(23,037)
Cash and cash equivalents at beginning of period	37,955	40,587
Cash and cash equivalents at end of period	$38,972	$17,550

Papa John’s International, Inc. and Subsidiaries
Segment Information

The following tables present the operating results of our segments. We have four reportable segments: Domestic Company-owned restaurants, North America franchising, North America commissaries, and International. Under ASC 280, Segment Reporting, our segment performance is evaluated based on adjusted EBITDA. See the Company’s Form 10-Q for the quarter ended September 28, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended September 28, 2025.

	Three Months Ended September 28, 2025
(in thousands, unaudited)	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$165,194	$33,797	$209,403	$44,721
Intersegment revenues	—	1,161	50,086	—
Segment revenue	$165,194	$34,958	$259,489	$44,721

Less segment expenses (a):
Cost of sales	$150,917	$—	$234,448	$24,044
General and administrative expenses	10,335	9,452	5,839	10,858
Advertising funds expense	—	—	—	4,519
Segment adjusted EBITDA	$3,942	$25,506	$19,202	$5,300

	Three Months Ended September 29, 2024
(in thousands, unaudited)	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$168,672	$33,831	$210,389	$39,098
Intersegment revenues	—	1,011	52,063	—
Segment revenue	$168,672	$34,842	$262,452	$39,098

Less segment expenses (a):
Cost of sales	$155,084	$—	$237,293	$21,819
General and administrative expenses	9,234	8,181	8,473	9,944
Advertising funds expense	—	—	—	3,284
Segment adjusted EBITDA	$4,354	$26,661	$16,686	$4,051

	Nine Months Ended September 28, 2025
(in thousands, unaudited)	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$511,786	$104,708	$637,168	$128,016
Intersegment revenues	—	3,664	154,356	—
Segment revenue	$511,786	$108,372	$791,524	$128,016

Less segment expenses (a):
Cost of sales	$461,915	$—	$707,174	$68,234
General and administrative expenses	31,033	28,776	26,145	28,983
Advertising funds expense	—	—	—	14,479
Segment adjusted EBITDA	$18,838	$79,596	$58,205	$16,320

	Nine Months Ended September 29, 2024
(in thousands, unaudited)	Domestic Company-Owned Restaurants	North America Franchising	North America Commissaries	International
Revenues from external customers	$518,103	$103,937	$611,873	$132,318
Intersegment revenues	—	3,101	151,633	—
Segment revenue	$518,103	$107,038	$763,506	$132,318

Less segment expenses (a):
Cost of sales	$456,451	$—	$688,091	$82,883
General and administrative expenses	28,884	24,662	26,511	28,258
Advertising funds expense	—	—	—	9,219
Segment adjusted EBITDA	$32,768	$82,376	$48,904	$11,958
___________________________________
(a)    Segment expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.

Papa John’s International, Inc. and Subsidiaries
Supplemental Information - All Other

(in thousands, unaudited)	Three Months Ended		Nine Months Ended
All Other (a)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Revenues from external customers	$55,039	$54,817	$173,951	$162,386
Intersegment revenues	13,827	13,472	43,007	40,422
All Other revenue	$68,866	$68,289	$216,958	$202,808
All Other costs and expenses (b)
Cost of sales	$14,928	$12,076	$40,109	$37,501
General and administrative expenses	2,927	1,492	7,866	5,562
Advertising funds expense	46,513	47,880	145,087	140,186
All Other costs and expenses (a)	$64,368	$61,448	$193,062	$183,249
All Other adjusted EBITDA (c)	$4,498	$6,841	$23,896	$19,559
___________________________________
(a)    All other business units that do not meet the quantitative or qualitative thresholds for determining reporting segments, which are not operating segments, we refer to as “All Other.” These consist of operations that derive revenues from franchise contributions to marketing funds as well as information systems and related services used in restaurant operations, including our point-of-sale system, online and other technology-based ordering platforms. Our largest marketing fund is Papa Johns Marketing Fund (“PJMF”). PJMF is a consolidated nonstock corporation, intended to operate at break-even for the purpose of designing and administering advertising and promotional programs for all participating Domestic restaurants. Technology-based franchisee fees are meant to offset the costs of building, operating, and depreciating technology that supports franchisee operations. As such, these fees may vary from period to period, as they are designed to operate near break-even over time including the impact of depreciation. All Other is not a reportable segment under ASC 280, and this information is presented for informational purposes only. Please refer to the Company’s Form 10-Q for the third quarter ended September 28, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures.
(b)    All Other costs and expenses excludes depreciation and amortization, stock-based compensation expense, and certain general and administrative expenses and other items that do not reflect normal, recurring expenses necessary to operate our business.
(c)    See the Company’s Form 10-Q for the third quarter ended September 28, 2025 for further information on segments, including reconciliations of segment measures to consolidated measures for the quarter ended September 28, 2025.